# ASSIGNMENT

**THIS ASSIGNMENT** made as of the 31st day of October, 2008.

Stark County Oil and Gas Company (the "Assignor"), a North Dakota corporation, whose address is Post Office Box 1154, Dickinson, North Dakota 58602, for and in consideration of the sum of One Thousand ($1,000.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby GRANT, BARGAIN, SELL, TRANSFER, ASSIGN, and CONVEY unto Western Standard Energy Corp. (the "Assignee"), a Nevada Corporation, whose address is 2 Sheraton Street, London, W1F 8BH, United Kingdom, all of its rights, which is one hundred percent (100%) of 8/8ths right, title, interest and estate, in and to the Oil and Gas Lease described in Exhibit "A" (the "Described Lease") attached hereto and made a part hereof, together with the residue unexpired of the terms of the Described Lease and all the benefits and advantages to be derived therefrom, saving and excepting the royalty accorded to the Lessor in the Described Lease.

The Assignor hereby covenants with the Assignee that notwithstanding any act of the Assignor the said Described Lease a good, valid and subsisting lease, and that the obligations, covenants and payments thereby and therein reserved have been duly paid up to and including the expiry date stated in Exhibit "A" attached hereto and that the covenants and conditions contained in the Described Lease has been duly paid and performed by the Assignor up to the date hereof, and that the Assignor has good right to assign the Described Lease and premises in the manner aforesaid.

This Assignment is made and accepted subject to that letter agreement between the Assignor and the Assignee, dated October 31, 2008, a copy of which has been retained by both the Assignor and the Assignee, and to the burdens or encumbrances within said Described Lease or to which it may be subject, which the Assignee hereby assumes.

This Assignment may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

Delivery of an executed copy of this Assignment by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Assignment.

TO HAVE AND TO HOLD said assigned interest unto Assignee, its successors and assigns, subject to all of the express and implied covenants and obligations of the leases and this Assignment.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Assignment as at the date first above written.

Assignor: **Stark County Oil and Gas Company**

James M. Angerer

By: James M. Angerer
Vice President

Approved by:
Western Standard Energy Corp.

Per:________________________
Dan Bauer, President

State of North Dakota
County of Stark

On this 10th day of November, 2008, before me, a Notary Public, personally appeared James M. Angerer, known to me to be the Vice President of Stark County Oil and Gas Company, that is described in and that executed the within instrument and acknowledged to me that the company executed the same.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this November 10th, 2008.

My Commission Expires:

Sandra Deichert

Notary Public
Residing at Dickinson,
Stark County, ND

SANDRA DEICHERT
Notary Public
State of North Dakota
Commission Expires Aug. 13, 2014